Exhibit 99.1

PFSweb Announces Results of 2019 Annual Meeting of Stockholders

ALLEN, Texas - June 27, 2019 - PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, held its Annual Meeting of Stockholders today, June 27, 2019 in Allen, Texas.

All corporate proposals were approved by the Company’s stockholders, including: the election of nine directors, Mr. David I. Beatson, Ms. Monica Luechtefeld, Mr. Shinichi Nakagura, Mr. James F. Reilly, Mr. Benjamin Rosenzweig, Mr. Peter J. Stein, Mr. Robert Frankfurt, Ms. G. Mercedes De Luca, and Mr. Michael Willoughby; compensation of the Company’s named executive officers on a non-binding, advisory basis; ratification of the appointment of BDO USA, LLP as the Company’s independent auditors for the fiscal year ended December 31, 2019; and the frequency of future votes on the compensation of the Company’s named executive officers on a non-binding, advisory basis.

About PFSweb, Inc.
PFSweb (NASDAQ: PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units - LiveArea for strategy consulting, creative design, digital marketing, and web development services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services - they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, ASICS, PANDORA, Ralph Lauren, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, please visit www.pfsweb.com.

Investor Relations:
Sean Mansouri, CFA or Scott Liolios
Gateway Investor Relations
(949) 574-3860
PFSW@gatewayir.com